July 18, 2006

Response of the Office of Chief Counsel
Division of Corporation Finance

Re: Global Preferred Holdings, Inc.

Incoming letter dated July 12, 2006

Based on the facts presented, the Division will not object if Global Preferred does not file future periodic reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, beginning with its quarterly report on Form 10-Q for the quarter ended June 30, 2006. In reaching this position, we particularly note the following:

•	Global Preferred’s stockholders approved and adopted the Plan of Dissolution;

•	Global Preferred will file reports on Form 8-K to disclose any material events relating to its winding up and dissolution, including any further liquidating distributions and other material payments and expenses of the winding up and dissolution, until such time as the winding-up and dissolution process is substantially complete;

•	Global Preferred will file a final report on Form 8-K. and a Form 15 at the time the dissolution is complete;

•	Global Preferred is current in its reporting obligations under the Exchange

Act;

•	Global Preferred filed its Certificate of Dissolution with the Delaware Secretary of State and the effective date of the dissolution was June 1, 2005;

•	There is no trading in Global Preferred’s securities; and

•	Global Preferred’s transfer agent has closed Global Preferred’s stock transfer books and discontinued recording transfers of Global Preferred’s stock.

This position is based on the representations made to the Division in your letter. Any different facts or conditions might require the Division to reach a different conclusion. Further, this response expresses the Division’s position on enforcement action only and does not express any legal conclusions on the questions presented.

Sincerely,

/s/ Andrew J. Brady
Andrew J. Brady
Special Counsel